Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement Dated October 12, 2023 To the Product Prospectus Supplement No. CCBN-1 dated August 1, 2023, and the Prospectus Supplement and the Prospectus, Each Dated September 14, 2021	$1,003,000 Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of One Index and Two Exchange Traded Funds, due October 15, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of one index and two exchange traded funds (each, a “Reference Asset,” and collectively, the “Reference Assets”). The Notes are our senior unsecured obligations, will pay a monthly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.
Reference Assets	Initial Levels	Coupon Barriers*	Trigger Levels
Nasdaq-100 Index® (“NDX”)	15,184.10	8,351.26, which is 55% of its Initial Level	7,592.05, which is 50% of its Initial Level
VanEck® Gold Miners ETF ("GDX")	$27.74	$15.26, which is 55% of its Initial Level	$13.87, which is 50% of its Initial Level
iShares® Silver Trust ("SLV")	$19.96	$10.98, which is 55% of its Initial Level	$9.98, which is 50% of its Initial Level
*Rounded to two decimal places.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated August 1, 2023 and page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	October 12, 2023	Principal Amount:	$1,000 per Note
Issue Date:	October 17, 2023	Maturity Date:	October 15, 2026
Call Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Monthly, as set forth below.
Valuation Date:	October 12, 2026	Contingent Coupon Rate:	12.00% per annum
Contingent Coupon:
If the Notes have not been previously called and the Observation Level of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Coupon Observation Date, we will pay the Contingent Coupon applicable to that Coupon Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, the investor will receive at maturity, for each $1,000 in principal amount:
•      If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Coupon Barrier, $1,000 plus the Contingent Coupon due at maturity.
•      If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Trigger Level but is less than its Coupon Barrier, $1,000 (the investor will not receive the Contingent Coupon at maturity).
•      If the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, a cash payment equal to:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Asset)
In this case, investors will lose some or all of the principal amount and will not receive the Contingent Coupon at maturity.

Lesser Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.
Percentage Change:	Expressed as a percentage for each Reference Asset, as an amount equal to the quotient of (a) its Final Level minus its Initial Level divided by (b) its Initial Level
Call Feature:
If, on any quarterly Call Observation Date beginning on October 14, 2024, the Observation Level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called, for 100% of the principal amount plus the related Contingent Coupon.

Observation Level:	For the NDX, its closing level, and for the GDX and the SLV, its closing price, on any Coupon Observation Date.
Final Level:	For the NDX, its closing level, and for the GDX and the SLV, its closing price, on the Valuation Date.
CUSIP:	78016NT49

	Per Note	Total
Price to public(1)	100.00%	$1,003,000
Underwriting discounts and commissions(1)	0.027%	$275
Proceeds to Royal Bank of Canada	99.973%	$1,002,725
(1) We or one of our affiliates may pay varying selling concessions of up to $5.00 per $1,000 in principal amount of each of the Notes in connection with the distribution of the Notes to other registered broker dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $995 and $1,000 per $1,000 in principal amount. In addition, RBCCM or one of its affiliates may pay a referral fee to a broker-dealer that is not affiliated with us in an amount equal to up to 0.50% of the principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $973.92 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement and the prospectus.
General:
This pricing supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the following (each, a “Reference Asset,” and collectively, the “Reference Assets”):
(i) Nasdaq-100® Index (the “NDX”);
(ii) VanEck® Gold Miners ETF ("GDX"); and
(iii) iShares® Silver Trust ("SLV").
We refer to the NDX as the "Index." See “Additional Terms Relating to the Index” below, which relates to the NDX.

Issuer:	Royal Bank of Canada (the “Bank”)
Trade Date:	October 12, 2023
Issue Date:	October 17, 2023
Valuation Date:	October 12, 2026
Maturity Date:	October 15, 2026
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•      If the Observation Level of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Coupon Observation Date, we will pay the Contingent Coupon applicable to that Coupon Observation Date.
•      If the Observation Level of any of the Reference Assets is less than its Coupon Barrier on the applicable Coupon Observation Date, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date.
You may not receive a Contingent Coupon for one or more monthly periods during the term of the Notes.

Contingent Coupon Rate:	12.00% per annum (1.00% per month)

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
Key Dates:	The Coupon Observation Dates and Coupon Payment Dates will occur monthly, and the Call Observation Dates and Call Settlement Dates will occur quarterly, as set forth below:
	Coupon Observation Dates	Coupon Payment Dates
	November 13, 2023	November 16, 2023
	December 12, 2023	December 15, 2023
	January 12, 2024	January 18, 2024
	February 12, 2024	February 15, 2024
	March 12, 2024	March 15, 2024
	April 12, 2024	April 17, 2024
	May 13, 2024	May 16, 2024
	June 12, 2024	June 17, 2024
	July 12, 2024	July 17, 2024
	August 12, 2024	August 15, 2024
	September 12, 2024	September 17, 2024
	October 14, 2024(1)	October 17, 2024(2)
	November 12, 2024	November 15, 2024
	December 12, 2024	December 17, 2024
	January 13, 2025(1)	January 16, 2025(2)
	February 12, 2025	February 18, 2025
	March 12, 2025	March 17, 2025
	April 14, 2025(1)	April 17, 2025(2)
	May 12, 2025	May 15, 2025
	June 12, 2025	June 17, 2025
	July 14, 2025(1)	July 17, 2025(2)
	August 12, 2025	August 15, 2025
	September 12, 2025	September 17, 2025
	October 13, 2025(1)	October 16, 2025(2)
	November 12, 2025	November 17, 2025
	December 12, 2025	December 17, 2025
	January 12, 2026(1)	January 15, 2026(2)
	February 12, 2026	February 18, 2026
	March 12, 2026	March 17, 2026
	April 13, 2026(1)	April 16, 2026(2)
	May 12, 2026	May 15, 2026
	June 12, 2026	June 17, 2026
	July 13, 2026(1)	July 16, 2026(2)
	August 12, 2026	August 17, 2026
	September 14, 2026	September 17, 2026
	October 12, 2026 (Valuation Date)	October 15, 2026 (Maturity Date)
(1) This date is also a Call Observation Date.
(2) This date is also a Call Settlement Date.
Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon a call will be payable to the person to whom the payment at maturity or upon the call, as the case may be, will be payable.

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
Call Feature:
If, on any quarterly Call Observation Date beginning in October 2024, the Observation Level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Call Observation Date beginning in October 2024, the Call Settlement Date will be the Coupon Payment Date corresponding to that Call Observation Date.
Initial Level:	For the NDX, its closing level, and for the GDX and the SLV, its closing price, on the Trade Date, as set forth on the cover page of this document.
Final Level:	For the NDX, its closing level, and for the GDX and the SLV, its closing price, on the Valuation Date.
Observation Level:	For the NDX, its closing level, and for the GDX and the SLV, its closing price, on any Coupon Observation Date.
Coupon Barrier:	For each Reference Asset, 55% of its Initial Level, as set forth on the cover page of this document.
Trigger Level:	For each Reference Asset, 50% of its Initial Level, as set forth on the cover page of this document.
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, the investor will receive at maturity, for each $1,000 in principal amount:
•      If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Coupon Barrier, $1,000 plus the Contingent Coupon due at maturity.
•      If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Trigger Level but is less than its Coupon Barrier, $1,000 (the investor will not receive the Contingent Coupon at maturity).
•      If the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, a cash payment equal to:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Asset)
In this case, investors will lose some or all of their principal amount and will not receive the Contingent Coupon at Maturity.

Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Percentage Change:	With respect to each Reference Asset: Final Level – Initial Level Initial Level
Lesser Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Assets will result in the postponement of a Coupon Observation Date, a Call Observation Date or the Valuation Date as to that Reference Asset, as described in the product prospectus supplement, but not to any non-affected Reference Asset.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product prospectus supplement dated August 1, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated September 14, 2021).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated August 1, 2023, relating to our Senior Global Medium Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully, including “—Additional Terms Relating to the Index” below, which relates to the NDX.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and “Risk Factors” in the product prospectus supplement dated August 1, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement No. CCBN-1 dated August 1, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123037451/brhc20056850_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (including the final Contingent Coupon, if payable) for a hypothetical range of performance for the Lesser Performing Reference Asset, assuming the following terms and that the Notes are not called prior to maturity:
Hypothetical Initial Level (for each Reference Asset):	100*
Hypothetical Coupon Barrier and Trigger Level:	55 and 50, which is 55% and 50%, respectively, of the hypothetical Initial Level of the Lesser Performing Reference Asset
Contingent Coupon Rate:	12.00% per annum (or 1.00% per month)
Contingent Coupon Amount:	$10.00 per month
Observation Dates:	Monthly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Level of 100 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Level of any Reference Asset. The actual Initial Level for each Reference Asset is set forth on the cover page of this pricing supplement. We make no representation or warranty as to which of the Reference Assets will be the Lesser Performing Reference Asset. It is possible that the Final Level of each Reference Asset will be less than its Coupon Barrier and Trigger Level.
Hypothetical Final Levels of the Lesser Performing Reference Asset are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Levels, as a percentage of the principal amount. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount. If the Notes are called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Coupon Payment Date, for each $1,000 principal amount, $1,000 plus the Contingent Coupon otherwise due on the Notes.
Hypothetical Final Level of the Lesser Performing Reference Asset	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity (assuming that the Notes were not previously called)
140.00	101.00%	$1,010.00*
130.00	101.00%	$1,010.00*
120.00	101.00%	$1,010.00*
110.00	101.00%	$1,010.00*
100.00	101.00%	$1,010.00*
90.00	101.00%	$1,010.00*
80.00	101.00%	$1,010.00*
70.00	101.00%	$1,010.00*
60.00	101.00%	$1,010.00*
55.00	101.00%	$1,010.00*
52.50	100.00%	$1,000.00
50.00	100.00%	$1,000.00
49.99	49.99%	$499.90
40.00	40.00%	$400.00
25.00	25.00%	$250.00
10.00	10.00%	$100.00
0.00	0.00%	$0.00
*Including the final Contingent Coupon, if payable.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The value of the Lesser Performing Reference Asset increases by 40% from the Initial Level of 100.00 to a Final Level of 140.00. Because the Final Level of the Lesser Performing Reference Asset is greater than its Trigger Level and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 40% appreciation in the value of the Lesser Performing Reference Asset.
Example 2: The value of the Lesser Performing Reference Asset decreases by 10% from the Initial Level of 100.00 to a Final Level of 90.00. Because the Final Level of the Lesser Performing Reference Asset is greater than its Trigger Level and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the value of the Lesser Performing Reference Asset.
Example 3: The value of the Lesser Performing Reference Asset decreases by 47.50% from the Initial Level of 100.00 to a Final Level of 52.50. Because the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Trigger Level, but less than its Coupon Barrier, the investor receives at maturity a cash payment of $1,000 per Note, despite the 47.50% decline in the value of the Lesser Performing Reference Asset. However, the investor does not receive the final Contingent Coupon.
Example 4: The value of the Lesser Performing Reference Asset decreases by 60% from the Initial Level of 100 to a Final Level of 40.00, which is less than its Trigger Level and Coupon Barrier. Because the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level and Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $400.00 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Percentage Change of the Lesser Performing Reference Asset)
= $1,000 + ($1,000 x -60.00%) = $1,000 - $600.00 = $400.00
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on values of the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Asset or the securities represented by any Reference Asset.

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose Some or All of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Lesser Performing Reference Asset between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the value of the Lesser Performing Reference Asset from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Payments on the Notes Are Limited — The payments on the Notes will be limited to the Contingent Coupons. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Assets, the securities included in the Reference Assets, or in a security directly linked to the positive performance of the Reference Assets.

•
The Notes Are Subject to an Automatic Call — If on any quarterly Call Observation Date beginning in October 2024, the Observation Level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Call Settlement Date. You will not receive any Contingent Coupons after that payment. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any Contingent Coupons on the Notes. If the Observation Level of any of the Reference Assets on a Coupon Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Observation Level of any of the Reference Assets is less than its Coupon Barrier on each of the Coupon Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon may coincide with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, if the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level.

•
The Notes Are Linked to the Lesser Performing Reference Asset, Even if the Other Reference Assets Perform Better — If any of the Reference Assets has a Final Level that is less than its Trigger Level, your return will be linked to the lesser performing of the three Reference Assets. Even if the Final Level of the other Reference Assets have increased compared to its respective Initial Level, or has experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Assets.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Asset Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Asset — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Assets. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Assets. Instead, your return will depend solely on the Final Level of the Lesser Performing Reference Asset.
•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Assets. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the Coupon Observation Date occurring in October 2024, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Lesser Performing Reference Asset even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Assets.

•
Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the values of the Reference Assets increase after the Trade Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
You Will Not Have Any Rights to the Shares of the GDX or the SLV or the Assets Held by those Reference Assets or Represented by the NDX – As a holder of the Notes, you will not have voting rights that holders of the shares of the GDX or the SLV or the assets held by the GDX or represented by the NDX would have, or rights to receive cash dividends or other distributions or other rights that holders of the shares of the GDX or the assets held by the GDX or represented by the NDX would have. The Final Level of the GDX and the NDX will not reflect any dividends paid on the securities held by or included in such Reference Assets, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, the referral fee and the estimated costs relating to our hedging of the Notes. These factors,

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together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
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The Initial Estimated Value of the Notes Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
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Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the values of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies represented by the Reference Assets, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the values of the Reference Assets, and therefore, the market value of the Notes.

Risks Relating to the Reference Assets
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An Investment in the Notes Is Subject to Risks Associated with the Gold and Silver Mining Industries — All or substantially all of the stocks held by the GDX are issued by gold or silver mining companies. As a result, the stocks that will determine the performance of the GDX are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks held by the GDX, the return on the Notes will be subject to certain risks associated with a direct equity investment in gold or silver mining companies.

In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of

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gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.
On the other hand, the GDX reflects the performance of shares of gold and silver mining companies and not gold bullion or silver bullion. The GDX may under- or over-perform gold bullion and/or silver bullion over the term of the Notes.
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The Notes Are Subject to Exchange Rate Risk — Because certain securities held by the GDX are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amounts payable on the Notes may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the Notes at maturity. An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security.

•
The GDX and its Underlying Index Are Different — The performance of the GDX may not exactly replicate the performance of its underlying index ("Underlying Index"), because the GDX will reflect transaction costs and fees that are not included in the calculation of its Underlying Index. It is also possible that the performance of the GDX may not fully replicate or may in certain circumstances diverge significantly from the performance of its Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the GDX, or due to other circumstances. The GDX may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its Underlying Index and in managing cash flows.

During periods of market volatility, securities held by the GDX may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the GDX and the liquidity of the GDX may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the GDX. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the GDX. As a result, under these circumstances, the market value of shares of the GDX may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the GDX may not correlate with the performance of its Underlying Index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
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Adjustments to the GDX Could Adversely Affect the Notes — The investment adviser of the GDX (the “GDX Adviser”), is responsible for calculating and maintaining the GDX. The GDX Adviser can add, delete or substitute the stocks comprising the GDX. The GDX Adviser may make other methodological changes that could change the share price of the GDX at any time. Any of these actions could adversely affect the amounts payable and/or the market value of the Notes.

•
The GDX Is Subject to Management Risk — The GDX is subject to management risk, which is the risk that the GDX Adviser's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the GDX Adviser may invest a portion of the GDX's assets in securities

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not included in the relevant industry or sector but which the GDX Adviser believes will help the GDX track the relevant industry or sector.
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Changes that Affect the GDX's Underlying Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the sponsor of the Underlying Index (the “Underlying Index Sponsor”), concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the GDX, the amounts payable on the Notes, and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the Underlying Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the Underlying Index Sponsor discontinues or suspends the calculation or publication of the Underlying Index.

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The Price of the SLV Is Linked Closely to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Notes In Unforeseeable Ways — The SLV attempts to mirror as closely as possible, before fees and expenses, the performance of the price of silver. As a result, the value of the SLV relates directly to the value of silver. Investments in securities linked to the price of a single commodity such as SLV may be considered speculative. The market for silver is generally subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.

The method for determining the price of silver held by SLV, as described below, is not the same as U.S. futures markets. For example, there are no daily price limits that would otherwise restrict the extent of daily fluctuations in the price of silver in the silver market. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.
The price of silver is subject to volatile price movements over short periods of time and is affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is generally quoted), interest rates and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. The price of silver may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of silver by the official sector, including central banks and other governmental agencies and multilateral institutions that hold silver, levels of silver production and production costs in the countries in which silver is mined, and short-term changes in supply and demand because of investment, trading and hedging activities in the silver market, including trading activities of hedge funds and commodity funds. It is not possible to predict the aggregate effect of all or any combination of these factors.
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Investing in the Notes Linked to the SLV Is Not the Same as Investing Directly in Silver — The performance of the SLV may not fully replicate the price of silver due to the fees and expenses charged by the SLV, restrictions on access to silver or other circumstances. The SLV does not generate any income, and as the SLV regularly sells its asset to pay for its ongoing expenses, the amount of asset represented by the SLV may gradually decline over time. The SLV sells its asset to pay expenses on an ongoing basis irrespective of whether the trading price of its asset rises or falls in response to changes in the price of its asset. The sale of the SLV’s asset to pay expenses at a time of low asset prices could adversely affect the value of the SLV. Additionally, there is a risk that part or all of the SLV’s asset could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

•
Changes in the Methodology Used to Calculate the Silver Spot Price or Changes in Laws or Regulations Which Affect the Price of Silver May Affect the Value of the Notes — The London Bullion Market Association (the “LBMA”) sets the fixing of and silver (the "silver spot price") used to determine the value of silver held by the SLV, and may adjust the determination of the silver spot price in a way that adversely affects the value of the Notes. In setting these prices, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the silver spot price. Any change of this kind could cause a decrease in the silver spot price, which would adversely affect the value of the Notes.

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In addition, the price of silver could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts, or other official bodies. Any event of this kind could adversely affect the silver spot price and, as a result, could adversely affect the value of the Notes.
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There Are Risks Associated with the LBMA Silver Price — The silver held by the SLV is valued based upon the “LBMA Silver Price”. The LBMA Silver Price is a silver price benchmark mechanism administered by ICE Benchmark Administration (“IBA”), an independent specialist benchmark administrator appointed by London Bullion Market Association. These prices are determined using an electronic auction. Electronic markets are not exempt from failures. In addition, electronic trading platforms may be subject to influence by high-frequency traders with results that are highly contested by the industry, regulators and market observers. It is possible that electronic failures or other unanticipated events may occur that could result in delays in the announcement of, or the inability of the system to produce, an LBMA Silver Price on any given day. Furthermore, if a perception were to develop that these prices are vulnerable to manipulation attempts, or if the proceedings surrounding the determination and publication of these prices were seen as unfair, biased or otherwise compromised by the markets, the behavior of investors and traders in silver may change, and those changes may have an effect on the price of silver (and, consequently, the value of the SLV). In any of these circumstances, the intervention of extraneous events disruptive of the normal interaction of supply and demand of silver at any given time, may result in distorted prices and losses in value of the SLV that, but for such extraneous events, might not have occurred. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA Silver Price, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA Silver Price. All of these factors could adversely affect the price the SLV and, therefore, the return on the Notes.

•
Single Commodity Prices Tend to Be More Volatile Than, and May Not Correlate with, the Prices of Commodities Generally — The SLV holds silver and not a diverse basket of commodities or components of a broad-based commodity index. The SLV’s asset may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the Notes carry greater risk and may be more volatile than a security linked to the prices of more commodities or a broad-based commodity index.

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Adjustments to the SLV Could Adversely Affect the Notes — The sponsor of the SLV is responsible for calculating and maintaining the SLV. The sponsor can take actions to can add, delete or substitute the assets held by the SLV. The sponsor may make other methodological changes that could change the share price of the SLV at any time. Any of these actions could adversely affect the amounts payable and/or the market value of the Notes.

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An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets — Because certain securities included in the NDX are issued by non-U.S. issuers and/or are traded outside of the U.S., an investment in the Notes involves particular risks. For example, the relevant non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the requirements imposed by their respective regulators.

•
We and Our Affiliates Do Not Have Any Affiliation with the GDX Adviser, the Underlying Index Sponsor, the Sponsor of the SLV or the Sponsor of the NDX and Are Not Responsible for Their Public Disclosure of Information — We and our affiliates are not affiliated with the GDX Adviser, the Underlying Index Sponsor, the sponsor of the SLV or the sponsor of the NDX in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to the GDX, the Underlying Index, the SLV or the NDX. None of the GDX Adviser, the Underlying Index Sponsor, the sponsor of the SLV or the sponsor of the NDX are involved in the offering of the Notes in any way or have any obligation to consider your interests as an owner of the Notes in taking any actions relating to their respective Reference Asset or the Underlying Index that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the GDX Adviser, the Underlying Index Sponsor, the sponsor of SLV or the sponsor of the NDX or their respective Reference Asset or the Underlying

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Index contained in any public disclosure of information. You, as an investor in the Notes, should make your own investigation into the Reference Assets.
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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments – The payment at maturity, each Coupon Observation Date, each Call Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and “Additional Terms Relating to the Index” below.

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INFORMATION REGARDING THE REFERENCE ASSETS
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor of the GDX, the sponsor of GDX's underlying index, the sponsor of the SLV or the sponsor of the NDX. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Reference Asset, the GDX's underlying index or any successor Reference Asset.
Information filed with the SEC relating to the GDX and the SLV may be found on the SEC's website, sec.gov. However, information on that website is not included or incorporated by reference in this document.
VanEck® Gold Miners ETF ("GDX")
The VanEck® Gold Miners ETF ("GDX") is an investment portfolio maintained, managed and advised by Van Eck Associates Corporation ("Van Eck"). The VanEck ETF Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDX.
The GDX is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDX.”
The GDX seeks to seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index (the "Underlying Index"). The GDX, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicates the Underlying Index. The GDX will normally invest at least 80% of its total assets in common stocks that comprise the Underlying Index.
The Notes are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
The Underlying Index
We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information supplied by ICE Data Indices, LLC (the “index sponsor”), the index sponsor and the index administrator. The index sponsor is responsible for the day-to-day management of the Underlying Index, including retaining primary responsibility for all aspects of the Underlying Index determination process, including implementing appropriate governance and oversight. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the Underlying Index.
The Underlying Index includes common stocks, ADRs and GDRs of selected companies that are involved primarily in mining for gold or silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this will include exchanges in most developed markets and major emerging markets, and will include companies that are cross-listed, e.g., both U.S. and Canadian listings. The index sponsor will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The Underlying Index includes companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies already in the Underlying Index). Also, the Underlying Index maintains exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the Underlying Index weight at each rebalance.
Only companies with market capitalizations greater than $750 million, an average daily volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the Underlying Index. For companies already in the Underlying Index, the market capitalization requirement is greater than $450 million, the average daily volume requirement is at least 30,000 shares over the past three months

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and the average daily value traded requirement is at least $600,000 over the past three months. The index sponsor has the discretion to not include all companies that meet the minimum criteria for inclusion.
Only one listing is permitted per company and the listing representing the company’s ordinary shares is generally used. If an ADR, GDR, or U.S. cross-listing is available for a given stock and it satisfies the minimum liquidity requirements, that ADR, GDR, or U.S. cross-listing will be used instead of the locally listed ordinary share. If multiple share classes are available for a particular listing line, the shares outstanding for each class will be added up and be attributed to the most liquid class.
Calculation of the Underlying Index. The Underlying Index is calculated by NYSE Arca on a net total return basis. A net total return index measures the period to period change in the value of its components due to changes in the valuation (price in U.S. dollars) of those components plus (by means of an adjustment to the divisor) any income produced by those components net of dividend withholding taxes. As the index level is expressed in U.S. dollars, the Underlying Index converts non-U.S. currencies into U.S. dollars using currency exchange rates. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below.
Index Maintenance. The Underlying Index is reviewed quarterly. The general aim of the quarterly rebalance of the Underlying Index is to ensure that the selection and weightings of the components continues to reflect as closely as possible the Underlying Index's objective of measuring the performance of highly capitalized companies in the gold mining industry. The index sponsor reserves the right to, at any time, change the number of stocks comprising the Underlying Index by adding or deleting one or more stocks, or replacing one or more stocks contained in the Underlying Index with one or more substitute stocks of its choice, if in the index sponsor's discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the index. The rebalances become effective at the open of the first trading after the third Friday of March, June, September and December.
Components will be removed from the Underlying Index during the quarterly review if (1) the market capitalization is less than $450 million, or (2) the average daily volume for the previous three months is less than 30,000 shares and the average daily value traded for the previous three months is less than $600,000.
At the time of the quarterly rebalance, the component security quantities will be modified to conform to the following asset diversification requirements:
(1)	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;
(2)
the component securities are split into two subgroups – large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

(3)
the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 45% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.
Diversification Rule 1: If any component stock exceeds 20% of the total value of the Underlying Index, then all stocks greater than 20% of the Underlying Index are reduced to represent 20% of the value of the Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

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Diversification Rule 2: If the components with a starting index weight of 5% or greater exceeds 45% of the total value of the Underlying Index (after any adjustments for Diversification Rule 1), the components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are components with a weight of under 5%. The large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

The inclusion of new companies in the Underlying Index will typically only occur during the quarterly reconstitutions or rebalances, although there could be exceptions based on a specific corporate action affecting a current constituent. The inclusion of the new company at the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the actual inclusion. Components would be removed from the Underlying Index as a result of periodic corporate actions as well as the results of the quarterly rebalances/reconstitutions. All removals in the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the removal. The new composition of the Underlying Index, including the companies to be a part of the index and their corresponding new index shares, will be announced at least six trading days before the effective date.

In case of an event that could affect one or more constituents, the index sponsor will inform the market about the intended treatment of the event in the Underlying Index shortly after the firm details have become available and have been confirmed. When possible, the corporate action will be announced, even if not all information is known, at least one trading day before the effective date of the action. Once the corporate action has been effectuated, the index sponsor will confirm the changes in a separate announcement.

Changes to the index methodology will be announced by the index sponsor. Generally, the index sponsor shall announce rule changes prior to them being implemented.

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Historical Information
The graph below illustrates the performance of this Reference Asset from January 1, 2013 to October 12, 2023, reflecting the Initial Level of $27.74, which was its closing price on October 12, 2023. The red line represents the Coupon Barrier of $15.26, which is equal to 55% of its Initial Level, rounded to two decimal places. The green line represents the Trigger Level of $13.87, which is equal to 50% of its Initial Level.
We obtained the information regarding the historical performance of the GDX in the graph below from Bloomberg Financial Markets, without further investigation.
VanEck® Gold Miners ETF ("GDX")

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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iShares® Silver Trust ("SLV")
The SLV trades under the ticker symbol “SLV” on NYSE Arca, Inc. The sponsor of the SLV is iShares Delaware Trust Sponsor LLC ("iShares Delaware"), a Delaware limited liability company and an indirect subsidiary of BlackRock, Inc. (“BlackRock”). The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch is the custodian of the SLV.
The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The SLV issues shares in baskets of 50,000 or integral multiples of 50,000. Baskets may be redeemed by the SLV in exchange for the amount of silver corresponding to their redemption value. The shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.
The shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of SLV expenses or liabilities not assumed by iShares Delaware.
On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the silver held by the SLV and determines the net asset value of the SLV and the NAV. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading. The trustee values the silver held by the SLV using that day's LBMA Silver Price. The LBMA Silver Price is the price per ounce, in U.S. dollars, of unallocated deliver delivered in London determined by the IBA following an electronic auction consisting of one or more 30-second rounds starting at 12:00 p.m. (London time) on each day that the London silver market is open for business and published shortly thereafter. At the start of each round of auction, the IBA publishes a price for that round. Participants will then have 30 seconds to enter, change or cancel their orders. At the end of each round, order entry is frozen, and the system checks to see if the imbalance (i.e., the difference between buying and selling) is within the threshold (normally 500,000 ounces of silver). If the imbalance is outside the threshold at the end of a round, then the auction is not balanced, the price is adjusted and a new round starts. If the imbalance is within the threshold then the auction is finished, and the price is set as the LBMA Silver Price for that day.
According to the SLV’s prospectus, the SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act and is not subject to regulation thereunder. The SLV is not a commodity pool within the meaning of the Commodity Exchange Act, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

P-20	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
Historical Information
The graph below illustrates the performance of this Reference Asset from January 1, 2013 to October 12, 2023, reflecting the Initial Level of $19.96, which was its closing price on October 12, 2023. The red line represents the Coupon Barrier of $10.98, which is equal to 55% of its Initial Level, rounded to two decimal places. The green line represents the Trigger Level of $9.98, which is equal to 50% of its Initial Level.
We obtained the information regarding the historical performance of the SLV in the graph below from Bloomberg Financial Markets, without further investigation.
iShares® Silver Trust (“SLV”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-21	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
Nasdaq-100 Index® (“NDX”)

The Nasdaq-100 Index® is a modified market capitalization-weighted index of the 100 largest stocks of both U.S. and non-U.S. non-financial companies listed on The Nasdaq Stock Market. It does not contain securities of financial companies, including investment companies. The Nasdaq-100 Index®, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. The Nasdaq, Inc. (“Nasdaq”) publishes the NDX. Current information regarding the market value of the NDX is available from Nasdaq, as well as numerous market information services.
The share weights of the component securities of the NDX at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NDX is directly proportional to the value of its share weight.
Index Calculation
At any moment in time, the level of the NDX equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.
Underlying Stock Eligibility Criteria and Annual Ranking Review
Initial Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must be listed on The Nasdaq Stock Market and meet the following criteria:
•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the security must be issued by a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•
the security must generally be a common stock, ordinary share, American Depositary Receipt, or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NDX, nor are the securities of investment companies);

•	the security must have a three-month average daily trading volume of at least 200,000 shares;
•
if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•
the security must have traded for at least three full calendar months, not including the month of initial listing, on an “eligible exchange,” as determined under the index rules. A security that was added to the index as the result of a spin-off event will be exempt from this requirement.

P-22	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the NDX the following criteria apply:
•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the security must be issued by a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have an average daily trading volume of at least 200,000 shares in the previous three‑month trading period as measured annually during the ranking review process described below;
•
if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed‑options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;
•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month;

•
the security that was added to the NDX as the result of a spin-off event has an adjusted market capitalization below 0.10% of the aggregated adjusted market capitalization of the NDX at the end of its second day of regular way trading as an NDX member; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
These eligibility criteria may be revised from time to time by Nasdaq without regard to the Notes.
Annual Ranking Review
The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. The top 75 eligible securities will be selected for inclusion in the NDX. Any other securities that were already members of the NDX and are ranked within the top 100 (based on market capitalization) are retained in the NDX. In the event that fewer than 100 securities pass the above two criteria, the remaining positions will first be filled, in rank order, by securities currently in the NDX ranked in positions 101-125 that were ranked in the top 100 at the previous Ranking Reviews. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.
Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by Nasdaq to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NDX.
Index Maintenance
In addition to the Ranking Review, the securities in the NDX are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NDX as soon as practical after being sufficiently verified, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

P-23	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq adjusts the divisor to ensure that there is no discontinuity in the level of the NDX that might otherwise be caused by any of those changes. All changes will be announced in advance.
Index Rebalancing
The NDX is rebalanced on a quarterly basis in March, June, September and December in accordance with Nasdaq’s rules. Rebalance changes become effective after the close of trading on the third Friday in March, June, September and December. A special rebalance may be conducted at any time based on specified weighting restrictions if it is determined to be necessary to maintain the integrity of the Underlying Index.
Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.
License Agreement
The Notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (collectively, “Nasdaq”). Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. Nasdaq makes no representation or warranty, express or implied to the owners of the Notes, or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NDX to track general stock market performance. Nasdaq’s only relationship to us is in the licensing of the Nasdaq®, NDX trademarks or service marks, and certain trade names of Nasdaq and the use of the NDX which are determined, composed and calculated by Nasdaq without regard to us or the securities. Nasdaq has no obligation to take the needs of us or the owners of the Notes into consideration in determining, composing or calculating the NDX. Nasdaq is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Nasdaq has no liability in connection with the administration, marketing or trading of the Notes.
NASDAQ DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF NASDAQ AND ARE INCENSED FOR USE BY US. THE NOTES HAVE NOT BEEN PASSED ON BY NASDAQ AS TO THEIR LEGALITY OR SUITABILITY. THE NOTES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY NASDAQ. NASDAQ MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

P-24	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
Historical Information
The graph below illustrates the performance of this Reference Asset from January 1, 2013 to October 12, 2023, reflecting the Initial Level of 15,184.10, which was its closing level on October 12, 2023. The red line represents the Coupon Barrier of 8,351.26 which is equal to 55% of its Initial Level, rounded to two decimal places. The green line represents the Trigger Level of 7,592.05, which is equal to 50% of its Initial Level.
We obtained the information regarding the historical performance of the NDX in the graph below from Bloomberg Financial Markets, without further investigation.
Nasdaq-100 Index® (“NDX”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-25	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
ADDITIONAL TERMS RELATING TO THE INDEX
Unavailability of the Level of the NDX
If the applicable index sponsor discontinues publication of the NDX, and that index sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
If a successor index is selected by the Calculation Agent, that successor index will be used as a substitute for that index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.
If the applicable index sponsor discontinues publication of the NDX prior to, and that discontinuance is continuing on, any trading day on which the level of that index must be determined and the Calculation Agent determines, in its sole discretion, that no successor index is available at that time, then the Calculation Agent will determine the level of that index for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the index. Notwithstanding these alternative arrangements, discontinuance of the publication of the NDX may adversely affect the value of the Notes.
If at any time the method of calculating a closing level for the NDX or a successor index is changed in a material respect, or if that index is in any other way modified so that the index does not, in the opinion of the Calculation Agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made. Accordingly, if the method of calculating the index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).
Market Disruption Events Relating to the NDX
As to the NDX, a market disruption event means any event, circumstance or cause which we determine, and the Calculation Agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the Notes or to hedge our position in respect of the Notes, and more specifically includes the following events to the extent that they have such effect with respect to the NDX:
•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that index;
•	a suspension, absence or limitation of trading in futures or options contracts relating to that index on their respective markets;
•
any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that index on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to that index or index components constituting 20% or more, by weight, of that index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading

P-26	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;
•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

Trading Day
As to the NDX, a trading day with respect to the Notes means a day on which the principal trading market for that index is open for trading.

P-27	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated August 1, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
We will not attempt to ascertain whether any of the components of the Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the components of the Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder. You should refer to any available information filed with the SEC and other authorities by the issuer of any Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) and consult your tax advisor regarding the possible consequences to you in this regard.
Under current law, long-term capital gain recognized on a sale of "collectibles" (which includes, among other things, metals) or an ownership interest in certain entities that hold collectibles is generally taxed at the maximum 28% rate applicable to collectibles. It is possible that long-term capital gain from a taxable disposition of the Notes may be subject to the rate applicable to collectibles, instead of the general rates that apply to long-term capital gain.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Reference Asset or the Notes (for example, upon a rebalancing of a Reference Asset), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-28	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on October 17, 2023, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 14, 2021. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they were offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page, we or one of our affiliates may also pay a referral fee to a selected dealer in the amount set forth on the cover page of this document. In addition, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately nine months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-29	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount, the referral fee and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank's Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank's Form 6-K dated September 14, 2021.

P-30	RBC Capital Markets, LLC